Prospectus Supplement
(To prospectus supplement dated May 12, 2006 and prospectus dated January 30,
2006)

PIONEER                                        Pioneer Financial Services, Inc.
FINANCIAL                                      25,000,000 Investment Notes
SERVUCES                                       Minimum Investment of $1,000
[GRAPHIC OMITTED]                              Rate Supplement
Since 1932


                                                   Interest Paid or Compounded Annually

                                                      Principal Amounts of  Principal Amounts of
                                                       $10,000 - $24,999    $25,000 - $100,000
                              Principal Amounts of       IRA Amounts of         IRA Amounts
              Term               $1,000 - $9,999        $1,000 - $9,999     $10,000 - $100,000
------------------------    -----------------------   --------------------  ------------------
         12-35 months                3.00%                 3.50%                  3.75%
----------------------------------------------------------------------------------------------
         36-59 months                4.00%                 4.50%                  5.00%
----------------------------------------------------------------------------------------------
         60-95 months                6.00%                 6.50%                  7.00%
----------------------------------------------------------------------------------------------
         96-119 months               8.00%                 8.50%                  9.00%
----------------------------------------------------------------------------------------------
          120 months                 8.50%                 9.00%                  9.50%
----------------------------------------------------------------------------------------------

Notes are offered in principal amounts from $1,000 to $250,000 in increments of $1,000. Interest rates on Notes in a principal amount in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates.

             Rates are valid from May 31, 2006 until July 31, 2006.

Holders of Notes in a principal amount of $10,000 or more may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the Note.

An offer may only be made by the prospectus dated January 30, 2006, delivered in connection with this prospectus supplement dated March 24, 2006. See "Risk Factors" beginning on page 7 of the prospectus for certain factors you should consider before buying the Notes.

You may obtain an additional copy of the prospectus dated January 30, 2006, free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Notes  represent  unsecured,   subordinated  obligations  of  Pioneer  Financial
Services, Inc. and are not insured or guaranteed by the FDIC, any other governmental or private insurance fund, or any other entity.


                                          Underwriting
                                          Discount and          Proceeds
                        Price to Public    Commission          to Company
                        ---------------   ------------      --------------------
Per Note................     100%             None                100%
--------------------------------------------------------------------------------
Total...................     100%             None           $25,000,000(1)
--------------------------------------------------------------------------------
1 Before deduction of expenses

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities passed upon the accuracy or adequacy of this prospectus. Any representation of the contrary is a criminal offense.

             The date of this prospectus supplement is May 26, 2006

                        Pioneer Financial Services, Inc.
                        4700 Belleview Avenue, Suite 300
                        Kansas City, Missouri 64112
                        816-756-2020 or 800-336-5141